FORM 8-K/A
                               (Amendment No. 1)


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                ----------------------------------------------


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                October 2, 2001
                       (Date of earliest event reported)


                          DENTSPLY INTERNATIONAL INC
                (Exact name of Company as specified in charter)



                          Delaware 0-16211 39-1434669
              (State of Incorporation) (Commission   (IRS Employer
                                        File Number) Identification No.)




               570 West College Avenue, York, Pennsylvania 17405
              (Address of principal executive offices) (Zip Code)



                                (717) 845-7511
               (Company's telephone number including area code)



                                 Page 1 of 41
                           Exhibit Index on Page 39

Item 7. Financial Statements and Exhibits
(a) The following audited financial statements of the Degussa Dental Group are filed as part of this Current Report on Form 8-K, as amended by Form 8-K/A:

                                                                     Page

      Report of PricewaterhouseCoopers GmbH.......................            4

      Report of KPMG Deutsche Treuhand-Gesellschaft AG...................     5

      Combined Statements of Income for the nine months ended September 30,
      2001  and for the year ended December 31, 2000.......................   6

      Combined Balance Sheets as of September 30, 2001 and December 31,
      2000......                                                              7

      Combined Statements of Equity and Comprehensive Income for the period
      from January 1, 2000 through September 30, 2001......................   8

      Combined Statements of Cash Flows for the nine month period ended
      September 30, 2001and for the year ended December 30, 2000..............9

      Notes to Combined Financial
      Statements.........................................................    10

(b) The following unaudited pro forma combined financial statements are filed as part of this Current Report on Form 8-K, as amended by Form 8-K/A:

                                                                        Page

      Introduction to Unaudited Pro Forma Combined Financial
      Statements..................                                           29

      Unaudited Pro Forma Combined Statement of Income for the
      nine months ended September 30, 2001...............................    31

      Unaudited Pro Forma Combined Balance Sheet as of September 30,
      2001...........                                                        32

      Unaudited Pro Forma Combined Statement of Income for the year ended
      December 31, 2000................................................      33

      Notes to Unaudited Pro Forma Combined Financial Statements............ 34



2.1 Degussa Dental Group Sale and Purchase Agreement, dated May 28/29, 2001 between Degussa AG (Seller) and Dentsply Hanau GmbH & Co. KG, Dentsply Research & Development Corporation and Dentsply EU S.a.r.l. (Purchasers and subsidiaries of the Company) (previously filed).

2.2 Series A and Series B Note Purchase Agreement dated March 1, 2001 between the Company and Prudential Insurance Company of America (previously filed).

23.1  Consent of Independent Accountants - PricewaterhouseCoopers GmbH.

23.2   Consent of Independent Auditors - KPMG Deutsche
       Treuhand-Gesellschaft AG
                                       2

                             Degussa Dental Group

                             Financial Statements

                       Report of Independent Accountants


To the Board of Directors and Shareholder of the Degussa Dental Group:

In our opinion, the accompanying combined balance sheet as of September 30, 2001 and the related combined statement of income, of equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Degussa Dental Group at September 30, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers GmbH

Stuttgart, Germany
December 10, 2001

                         Independent Auditors' Report

The Board of Directors
Degussa AG:

We have audited the accompanying combined balance sheet of Degussa Dental Group as of December 31, 2000, and the related combined statements of income, equity and comprehensive income, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Degussa Dental Group as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG Deutsche Treuhand-Gesellschaft AG



KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

Frankfurt am Main, Germany
September 28, 2001, except as to note 17, which is as of October 2, 2001

                                  DEGUSSA DENTAL GROUP
                              COMBINED STATEMENTS OF INCOME
                                  (euro, in thousands)

                                                                     Nine months    Year
                                                                       ended        ended
                                                                    September 30, December 31,
                                                                       2001          2000
                                                                      --------    --------
Net sales (Note 14)                                                    346,734     489,517
Cost of products sold (Note 14)                                        224,745     343,256
                                                                      --------    --------

Gross profit                                                           121,989     146,261
Selling, general and administrative expenses (Note 14)                  86,239     123,729
Other operating expense, net                                            11,984       6,059
                                                                      --------    --------

Operating income                                                        23,766      16,473

Other income and expenses:
  Interest expense (Note 14)                                             3,263       4,635
  Interest income (Note 14)                                             (1,293)     (2,717)
  Minority interest                                                         98         306
                                                                      --------    --------

Earnings before income taxes                                            21,698      14,249
Income taxes (Note 10)                                                   8,447         840
                                                                      --------    --------

Net income                                                              13,251      13,409
                                                                      ========    ========






















The accompanying notes are an integral part of the combined financial statements.


                                             DEGUSSA DENTAL GROUP
                                            COMBINED BALANCE SHEETS
                                             (euro, in thousands)

                                                                          September 30, 2001   December 31, 2000
                                                                          ------------------   -----------------

Assets
Current assets:
   Cash and cash equivalents (Note 14)                                                6,556              14,677
   Accounts and notes receivable-trade, net (Note 3)                                 55,915              63,593
   Receivables from related parties (Note 14)                                         1,529              10,202
   Inventories (Notes 1 and 4)                                                      102,882             111,533
   Deferred tax assets                                                                4,145               3,030
   Prepaid expenses and other current assets (Note 5)                                 3,455              13,317
                                                                          ------------------   -----------------

   Total current assets                                                             174,482             216,352

Property, plant and equipment, net (Notes 1 and 6)                                   55,669              56,628
Identifiable intangible assets, net (Notes 1 and 7)                                  34,416              34,138
Costs in excess of fair value of net assets acquired, net (Note 1)                   98,608             104,840
Deferred tax assets                                                                   5,108               8,282
Other noncurrent assets                                                               2,780               1,807
                                                                          ------------------   -----------------

   Total assets                                                                     371,063             422,047
                                                                          ==================   =================

Liabilities and combined equity
Current liabilities:
   Current portion of long-term debt (Note 9)                                         2,662               2,917
   Short-term notes payable (Note 9)                                                 20,520              71,764
   Accounts payable-trade                                                            11,763              10,856
   Payables to related parties (Note 14)                                              2,420              18,099
   Accrued liabilities (Note 8)                                                      22,528              22,509
   Income taxes payable                                                              19,914              11,061
   Deferred tax liabilities                                                           9,329              10,856
   Other current liabilities                                                          9,479              14,078
                                                                          ------------------   -----------------

   Total current liabilities                                                         98,615             162,140

Long-term debt, excluding current portion (Note 9)                                    5,886               8,696
Pension obligation (Note 11)                                                         13,460              14,596
Obligations under capital lease, excluding current installments (Note 12)             9,185               9,092
Deferred tax liabilities                                                             15,532              16,278
Other noncurrent liabilities                                                          5,868               5,312
Minority interests in consolidated subsidiaries                                         837                 661
                                                                          ------------------   -----------------

   Total liabilities                                                                149,383             216,775
                                                                          ------------------   -----------------

Commitments and contingencies (note 16)

Combined equity:
   Investments by and advances from Degussa AG                                      219,049             200,718
   Accumulated other comprehensive income                                             2,631               4,554
                                                                          ------------------   -----------------

   Total combined equity                                                            221,680             205,272
                                                                          ------------------   -----------------

   Total liabilities and combined equity                                            371,063             422,047
                                                                          ==================   =================


The accompanying notes are an integral part of the combined financial statements.

                                       7

                                       DEGUSSA DENTAL GROUP
                      COMBINED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME
                                       (euro, in thousands)

                                                  Investments         Accumulated
                                                     by and               other
                                                 advances from       comprehensive         Combined
                                                   Degussa AG             income             equity
                                              ------------------  -------------------  ---------------

 Balance as of December 31, 1999                      253,949                3,681          257,630

 Net activity with Degussa AG (Note 14)               (66,640)                   -          (66,640)

 Comprehensive income:
   Net income                                          13,409                    -           13,409
   Foreign currency translation                             -                  873              873
                                                                                     ---------------

 Comprehensive income                                                                        14,282

                                            ------------------  -------------------  ---------------
 Balance as of December 31, 2000                      200,718                4,554          205,272

 Net activity with Degussa AG (Note 14)                 5,080                    -            5,080

 Comprehensive income:
   Net income                                          13,251                    -           13,251
   Foreign currency translation                             -               (1,923)          (1,923)

 Comprehensive income                                                                        11,328
                                            ------------------  -------------------  ---------------


Balance as of September 30, 2001                      219,049                2,631          221,680
                                            ==================  ===================  ===============

















The accompanying notes are an integral part of the combined financial statements.

                                            DEGUSSA DENTAL GROUP
                                     COMBINED STATEMENTS OF CASH FLOWS
                                            (euro, in thousands)

                                                                      Nine months ended         Year ended
                                                                     September 30, 2001      December 31, 2000
                                                                    ----------------------   ------------------
Cash flows from operating activities:
Net income                                                                       13,251               13,409
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation                                                                      5,203                7,304
Amortization                                                                      8,215               10,553
Deferred income taxes                                                              (214)             (10,128)
(Decrease) increase in pension obligation and
  other non-current liabilities                                                    (580)               6,024
Loss on disposal of property, plant and equipment                                   584                   70
Other non-cash expense                                                              859                3,438
Changes in current operating assets and liabilities, net:
Receivables fom related parties                                                   8,673               (4,532)
Accounts and notes receivable-trade, third parties, net                           7,678               (5,800)
Inventories                                                                       8,651               (3,414)
Prepaid expenses and other current assets                                         9,862              (10,095)
Payables to related parties                                                     (15,679)               9,929
Accounts payable-trade, third parties                                            (3,692)               6,224
Accrued liabilities                                                                  19               (3,701)
Income taxes payable                                                              8,853                7,605
Other, net                                                                         (797)               1,308
                                                                  ----------------------   ------------------

Net cash provided by operating activities                                        50,886               28,194
                                                                  ----------------------   ------------------

Cash flows from investing activities:
Expenditures for identifiable intangible assets                                  (2,219)              (1,380)
Proceeds from sale of property, plant and equipment                                 635                  663
Capital expenditures                                                             (6,665)             (10,009)
                                                                  ----------------------   ------------------

Net cash used in investing activities                                            (8,249)             (10,726)
                                                                  ----------------------   ------------------

Cash flows from financing activities:
Equity distributions to Degussa AG                                               (2,747)              (7,223)
Equity contributions by Degussa AG                                                6,968                    -
Increase (decrease) in capital lease obligations                                     93                 (327)
Net repayments of long-term borrowings                                           (2,810)              (2,306)
Net repayments of short-term borrowings                                          (2,508)                (899)
Net repayments of short-term borrowings, related parties                        (48,991)              (2,560)
                                                                  ----------------------   ------------------

Net cash used in financing activities                                           (49,995)             (13,315)
                                                                  ----------------------   ------------------

Effect of exchange rate changes on cash and cash equivalents                       (763)                  90
                                                                  ----------------------   ------------------

Net (decrease) increase in cash and cash equivalents                             (8,121)               4,243

Cash and cash equivalents at beginning of period                                 14,677               10,434
                                                                  ----------------------   ------------------

Cash and cash equivalents at end of period                                        6,556               14,677
                                                                  ======================   ==================


The accompanying notes are an integral part of the combined financial statements.

                                       9

                             DEGUSSA DENTAL GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
     (unless otherwise noted, all amounts are stated in thousands of euro)

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

   Degussa Dental Group ("Degussa Dental" or the "Company") designs, develops and manufactures a broad range of dental products and complete system solutions used in preventative, restorative and orthodontic treatment by dental laboratories, dentists, orthodontists and oral surgeons. Products marketed primarily to dental laboratories include alloys, veneering porcelain, ceramics systems attachments, consumables and laboratory equipment. Products marketed directly to dentists include filling materials, cements, impression materials, local anesthetics and dedicated equipment for the application of the respective materials. Orthodontic products include all necessary appliances for the movement and realignment of teeth, and products marketed to oral surgeons consist of complete systems to replace teeth using artificial roots implanted into the jawbone of a patient. The Company has operations and investments located in Europe, Asia, South America and the United States. Degussa Dental's customers are primarily located in Europe, Asia, and North and South America.

Basis of Presentation

   In 2000, Degussa AG commenced a program to focus its operations on core competencies related to the manufacture and distribution of specialty engineered chemical products. In connection with this program, Degussa AG formed Degussa Dental GmbH & Co. KG ("Degussa Dental KG") and DH Zweite Vermogensverwaltungs GmbH ("DH GmbH"). Subsequently, Degussa AG transferred substantially all dental-related investments, operations and activities to Degussa Dental KG and DH GmbH, with the exception of certain retiree pension obligations, which were retained by Degussa AG. Substantially all of the German-based dental investments, operations and activities were contributed to Degussa Dental KG while non-German-based dental investments, operations and activities were contributed to DH GmbH. Collectively, Degussa Dental KG, DH GmbH, and their majority owned subsidiaries, comprise Degussa Dental.

   On May 29, 2001, Degussa AG entered into a sale and purchase agreement to sell Degussa Dental to DENTSPLY International, Inc. ("DENTSPLY"). This transaction closed on October 2, 2001. The combined financial statements are presented on a historical cost basis and do not reflect any adjustments that might be recorded by DENTSPLY in its application of purchase accounting.

   The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include the results of operations and assets and liabilities directly related to Degussa Dental's operations. The accompanying combined financial statements may not necessarily be indicative of the results of operations, financial positions and cash flows of Dental KG and DH GmbH had they operated as separate independent companies for the duration of the periods presented, nor are they an indicator of future performance.

   As the businesses in the combined financial statements are included in multiple consolidated tax returns and in multiple tax jurisdictions, the effective tax rate does not reflect the structure and tax strategies that could be in place if the businesses were conducted by a separate legal entity.

   The effects of capital transactions between Degussa Dental and Degussa AG are included in "Investments by and advances from Degussa AG" in the accompanying combined balance sheets and statements of equity and comprehensive income.

   Degussa Dental's operations have been financed partly through contributions from Degussa AG and partially through third-party debt. Prior to the formation of Degussa Dental in July 2000, Degussa AG did not allocate interest charges to the contributed businesses. Accordingly, such interest expense is not included in the accompanying combined statements of income. In connection with the formation of Degussa Dental certain loans with Degussa AG were created. Interest expense associated with those related party loans that accrue interest is included in the accompanying combined statements of income.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

   The combined financial statements of the Company include all significant entities in which Dental KG or DH GmbH have legal or effective control after completion of the reorganization program described above. All transactions between combined businesses have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

   The  Company   considers  all  highly  liquid   investments   with  original
maturities of three months or less, including cash pool positions with related parties, to be cash equivalents (see note 14).

Inventories

   Inventories are stated at the lower-of-cost-or-market. The cost of precious metals inventories are determined using the last-in, first-out ("LIFO") method while the cost of other inventory components is determined primarily using the average cost method. Cost consists of purchased component costs and manufacturing costs, which are comprised of direct material and labor costs and applicable indirect costs.

Impairment of Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstance indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Property, Plant and Equipment

   Property, plant and equipment are stated at cost, net of accumulated depreciation. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for maintenance and repairs are charged to expense as incurred while replacements and major improvements are capitalized.

   Depreciation on plant and equipment is recognized using accelerated or straight-line methods over the useful lives of related assets. Useful lives range from 10 to 40 years for buildings and from 3 to 15 years for machinery and equipment.

Identifiable Intangible Assets

   Identifiable intangible assets primarily consist of patents, trademarks and capitalized software costs and are amortized on a straight-line basis over their estimated useful lives.

   The estimated useful lives are as follows:

                             Estimated
                             useful lives
                              (years)
                             ----------

Acquired patents               5-20
Acquired trademarks            5-20
Capitalized software             4
Other                          3-10


Costs in Excess of Fair Value of Net Assets Acquired

   The excess of costs of acquired businesses over the fair value of net assets acquired ("goodwill") is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years, and is stated net of accumulated amortization of 23.7 million and 17.8 million as of September 30, 2001 and December 31, 2000, respectively. The Company assesses the recoverability of goodwill based on projected undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows.

Costs of Computer Software Developed or Obtained for Internal Use

   Certain external direct costs of materials and services consumed in developing or obtaining internal use computer software and payroll related costs for employees associated with internal-use software projects are capitalized and amortized on a straight-line basis over four years. Software costs of 440 and 1.2 million were capitalized during the nine months and year ended September 30, 2001 and December 31, 2000, respectively. Amortization expense was 308 and 200 for the nine months and year ended September 30, 2001 and December 31, 2000, respectively.

Derivative Financial Instruments

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which amended SFAS No. 133 to delay its effective date by one year. SFAS No. 133 requires that all derivative instruments be recorded in the balance sheet at fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedge Activities" which amended SFAS No. 133. This statement, as amended by SFAS 137 and SFAS 138, was adopted effective January 1, 2001. The adoption of SFAS 133 did not have a material impact on net income for the nine months ended September 30, 2001.

The Company utilizes derivative financial instruments to manage its exposure related to foreign exchange, interest rate and commodity price fluctuations. The aggregate notional amount and fair value of all derivative instruments was 4.2 million and 53, respectively, as of September 30, 2001 and 1.9 million and 10, respectively, as of December 31, 2000. The Company does not enter into derivatives for trading purposes.

Foreign Currency

   Assets and liabilities of foreign subsidiaries where the functional currency is other than the euro are translated at exchange rates as of the respective balance sheet dates. Revenues and expenses of those subsidiaries are translated at the weighted average year-to-date exchange rates of the respective period. The effects of these translation adjustments are included in other comprehensive income and reported as a separate component of combined equity.

Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transaction. Receivables and payables denominated in foreign currencies are remeasured at the exchange rate in effect as of the respective balance sheet dates. Net foreign currency transaction losses of 39 for the nine months ended September 30, 2001 and gains of 47 for the December 31, 2000, are included in other operating expense, net in the accompanying combined statements of income.

Revenue Recognition

   Revenue,  net of  allowances  for  related  discounts,  is  recognized  when
finished   product  is  shipped  and  risks   associated   with  ownership  has
transferred to the customer.

   A significant portion of Degussa Dental's products include precious metals. Market prices of precious metals are highly volatile and can lead to significant fluctuations in the Company's sales prices and gross profit margins (see note 4).

Research and Development Costs

   Research  and  development  costs are  expensed  as  incurred.  For the nine months  ended  September  30,  2001  and the  year  ended  December  31,  2000, research and development costs of 11.1 million and 18.1 million, respectively, were included in selling general and administrative expense in the accompanying combined statements of income.

Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   The businesses in the combined financial statements are included in multiple consolidated tax returns and in multiple tax jurisdictions. There is no formal tax allocation agreement between the various Dental businesses and Degussa AG. The tax amounts reflected in the accompanying combined financial statements have been computed as if each of the contributed businesses had filed separate tax returns.

   While the legal forms of Degussa Dental KG, and Ducera Dental GmbH & Co. KG ("Ducera") in 2000, were limited partnerships which are not generally subject to German corporation income tax, the income tax expense for these German entities has been presented in the accompanying combined financial statements as if Degussa Dental KG, and Ducera in 2000, were stand-alone corporate entities. Accordingly, the German corporation tax effects normally passed through to Degussa AG are included in the accompanying combined financial statements as if all earnings were distributed currently.

Commitments and Contingencies

   Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Minority Interests

   Minority interests in the equity and results of the entities controlled by Degussa Dental are shown as a separate item in the combined financial statements. The entities included in the combined financial statements that have minority interests as of September 30, 2001 and December 31, 2000 are as follows:

                                             Minority
                                       Ownership Percentage

Sankin Kogyo K.K., Tokyo                       5.6%
Probem S.A., Catanduva                        40.0%


New Accounting Standards Not Yet Adopted

   In June 2001, the FASB issued SFAS No.141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. SFAS No. 142 will require that goodwill no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 will also require recognized other intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment until its life is determined to no longer be indefinite.

The Company is required to adopt the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002, with the exception of the immediate requirement to use the purchase method of accounting for all future business combinations completed after June 30, 2001. Early adoption and retroactive application of these standards is not permitted. However, goodwill, and any intangible asset determined to have an indefinite useful life, that is acquired in a business combination completed after June 30, 2001 will not be amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized until December 31, 2001.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

   In  August  2001,  the  FASB  issued  SFAS  No.  144,  "Accounting  for  the
Impairment or Disposal of Long-Lived Assets". SFAS No. 144 retains the current requirement to recognize an impairment loss only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. However, goodwill is no longer required to be allocated to these long-lived assets when determining their carrying amounts. SFAS No. 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin-off be considered held and used until it is disposed. However, SFAS No. 144 requires the depreciable life of an asset to be abandoned be revised. SFAS No. 144 requires that long-lived assets to be disposed of by sale be recorded at the lower of their carrying amount or fair value less cost to sell and to cease depreciation (amortization). Therefore, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001.

   The Company is not currently able to determine the potential effects of adopting these new standards.


NOTE 3 - ACCOUNTS AND NOTES RECEIVABLE

   The Company sells dental equipment and supplies primarily to the end user. For customers on credit terms, the Company performs ongoing credit evaluation and generally does not require collateral. Accounts and notes receivable-trade are stated net of an allowance for doubtful accounts of 5.4 million and 2.9 million as of September 30, 2001 and December 31, 2000, respectively.


NOTE 4 - INVENTORIES

Inventories consist of the following:

                                September 30  December 31,
                                  2001          2000
                                ----------    ----------

Finished goods                     78,606        92,956
Work-in-process                    11,374         8,937
Raw materials and supplies         12,902         9,640
                                ----------    ----------

                                  102,882       111,533
                                ==========    ==========

   Inventories stated under the LIFO method are 34.2 million and 55.0 million, respectively. The current cost of LIFO inventories as of September 30, 2001 and December 31, 2000 was greater than the amount at which these inventories were carried in the combined balance sheet by 52.3 million and 89.1 million, respectively.

   As a result of LIFO inventory liquidation, earnings before taxes was increased by approximately 15.0 million for the nine months ended September 30, 2001. For the year ended December 31, 2000, earnings before taxes was not effected because there was no LIFO inventory liquidation.


NOTE 5 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

   Prepaid expenses relate primarily to advance payments for leases and rental and maintenance contracts.

   Other  current  assets   consist   primarily  of  Value  Added  Tax  refunds
receivable of 770 and 10.8 million as of September 30, 2001 and December 31, 2000, respectively.


NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                       September 30,      December 31,
                                                            2001              2000
                                                      ----------------- -----------------
Assets, at cost:
     Land                                                     19,391            19,248
     Buildings and improvements (note 12)                     49,682            49,707
     Machinery and equipment                                  62,342            59,708
     Construction in progress                                    977               898
                                                    ----------------- -----------------
                                                             132,392           129,561
     Less:  Accumulated depreciation (note 12)                76,723            72,933
                                                    ----------------- -----------------

                                                              55,669            56,628
                                                    ================= =================

NOTE 7 - IDENTIFIABLE INTANGIBLE ASSETS

Identifiable intangible assets consist of the following:

                                 September 30,    December 31,
                                      2001            2000
                                 ---------------  --------------

Acquired patents                         17,792          16,028
Acquired trademarks                      21,003          21,003
Capitalized software                      2,735           2,570
Other                                        71              82
                                 ---------------  --------------
                                         41,601          39,683
Less:  Accumulated amortization           7,185           5,545
                                 ---------------  --------------
                                         34,416          34,138
                                 ===============  ==============


NOTE 8 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                  September 30,   December 31,
                                      2001            2000
                                  --------------  --------------
Allowance for customer discounts
  and rebates                             6,317           8,366
Personnel expenses                        9,373           7,668
Other                                     6,838           6,475
                                  --------------  --------------
                                         22,528          22,509
                                  ==============  ==============

NOTE 9 - FINANCING ARRANGEMENTS

Short-term notes payable
                                        September 30,   December 31,
                                            2001           2000
                                        -------------   ------------

Notes payable to banks, weighted
   average interest rate 11.05%                5,151          7,404
Loans payable to Degussa AG                   15,369         64,360
                                        -------------   ------------
                                              20,520         71,764
                                        =============   ============



   Degussa Dental has unused lines of credit for short-term financing of 15.9 million as of September 30, 2001. Interest applicable to these lines of credit varies according to market conditions in the country of origin.

   Inventory is pledged to secure additional amounts of 50, and the remaining amount is unsecured.

   In 2001 the Company repaid loans of 50.0 million net amount to Degussa AG, bearing interest at the European overnight interest rate average, which was outstanding as of December 31, 2000.

   Approximately 13 million of the loans payable to Degussa AG as of September 30, 2001 and December 31, 2000 represents a non-interest bearing loan to DH Zweite Vermogensverwaltungsgesellschaft GmbH. No imputed interest expense has been recorded in the accompanying combined financial statements related to this loan.

   The remaining balance of loans payable to Degussa AG as of September 30, 2001 is comprised of a 2.3 million loan to the Japanese operating subsidiary which bears interest at 0.2%. This loan expires on October 1, 2001.

Long-Term Debt

                                                             September 30,   December 31,
                                                                  2001          2000
                                                             --------------- ------------

Notes secured by mortgage payable,
   weighted average rate 3.51%, due 2002 - 2005                       4,741        8,813

Other long term debt secured by letters of comfort
   from Degussa AG
      Installment loans, weighted average rate 2.61%,
      due 2002 - 2004                                                 3,807        2,800

                                                             --------------- ------------
                                                                      8,548       11,613

Less: Current portion of long-term debt                               2,662        2,917
                                                             --------------- ------------

                                                                      5,886        8,696
                                                             =============== ============


Aggregate maturities of long-term debt are as follows:
Year ending September 30
2002                                                                  2,662
2003                                                                  1,699
2004                                                                  3,728
2005                                                                    367
2006                                                                     92
                                                             ---------------
                                                                      8,548
                                                             ===============

NOTE 10 - INCOME TAXES

   The components of earnings before income taxes are as follows:

                                     Nine months ended                     Year ended
                                     September 30, 2001                 December 31, 2000
                                -----------------------------        ------------------------

Germany                                               16,004                           6,083
Foreign                                                5,694                           8,166
                                -----------------------------        ------------------------
                                                      21,698                          14,249
                                =============================        ========================

     The components of income tax expense (benefit) are as follows:

                                     Nine months ended                     Year ended
                                     September 30, 2001                 December 31, 2000
                                -----------------------------        ------------------------

Current:
     German                                            8,176                           7,395
     Foreign                                           1,316                           3,574
                                -----------------------------        ------------------------
     Total                                             9,492                          10,969
                                -----------------------------        ------------------------

Deferred:
     German                                           (1,509)                         (9,199)
     Foreign                                             464                            (930)
                                -----------------------------        ------------------------
     Total                                            (1,045)                        (10,129)
                                -----------------------------        ------------------------

Total income tax expense                               8,447                             840
                                =============================        ========================


   In 2000, the German government enacted new tax legislation which, among other changes, reduced the statutory corporate tax rate for German companies from 40% on retained earnings and 30% on distributed earnings to a uniform 25% effective for the year beginning January 1, 2001. The effects of the reductions in the tax rate and other tax law changes on the deferred tax assets and liabilities of the Group's German companies were recognized in the year of enactment and resulted in deferred tax benefit of 8.6 million for the year ended December 31, 2000.

   Prior to the 2000 tax law changes becoming effective, German corporation tax law applied a split rate imputation system to the income taxation of a corporation and its shareholders. Upon distribution of retained earnings in the form of a dividend, shareholders subject to German tax received a credit for corporation taxes paid by the corporation on such distributed earnings. In addition, the corporation received a tax refund to the extent such earnings had been initially subjected to a corporation income tax in excess of 30%. The tax refund was also distributed to the shareholder.

   In general, prior to 2001, retained (undistributed) German corporate income was initially subject to a federal corporation income tax at a rate of 40% for 2000 plus a surcharge of 5.5% on federal corporate taxes payable. Giving effect to the surcharge, the federal corporate tax rate was 42.2% for the year ended December 31, 2000. Upon distribution of certain retained earnings generated in Germany to shareholders, the corporate income tax rate on the earnings was adjusted to 30%, plus a solidarity surcharge of 5.5% for a total of 31.65%, by means of a refund for taxes previously paid. Under the new German corporate tax system, during a 15 year transition period beginning on January 1, 2001, Degussa Dental will continue to receive a refund or pay additional taxes on the distribution of retained earnings which existed as of December 31, 2000.

   As discussed in Note 2, actual income tax expense reflects the amount of distribution of that year's earnings of the German operations. As such, the refund of tax described above is reflected in the income tax expense reconciliation presented below.

   For the nine months ended September 30, 2001 and the year ended December 31, 2000, actual income tax expense differed from the amounts computed by applying the German federal corporation income tax rate of 25% for 2001 and 40% for 2000, to earnings before income taxes as a result of the following:

                                                                 Nine months ended             Year ended
                                                                 September 30, 2001         December 31, 2000
                                                               -----------------------   ------------------------

Expected income tax at statutory federal rate                                   5,459                      5,700
Effect of:
Trade tax & solidarity tax, net of federal benefit                              1,840                      2,022
Benefit of distributed rate                                                         -                     (1,503)
Tax holiday                                                                         -                       (782)
Difference book/taxable income                                                  1,107                      1,377
Goodwill                                                                            -                      2,522
Loss for which no tax benefit recognized                                          663                          -
Tax rate change                                                                     -                     (8,577)
Other                                                                            (622)                        81
                                                               -----------------------   ------------------------

Actual income tax expense                                                       8,447                        840
                                                               =======================   ========================

     The tax effect of temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                  September 30, 2001                December 31, 2000
                                              ----------------------------    -------------------------------
Deferred tax assets:
Intangible assets                                                     218                                984
Property, plant and equipment                                         437                                404
Financial assets                                                       85                                942
Inventories                                                         1,793                              1,840
Receivables and other current assets                                  270                                427
Pension accruals                                                    3,400                              3,232
Other accruals                                                      1,845                              1,865
Payables                                                              156                                374
Tax loss carryforwards                                              1,049                              1,244
                                              ----------------------------    -------------------------------
Total deferred tax assets                                           9,253                             11,312
                                              ============================    ===============================

Deferred tax liabilities:
Intangible assets                                                 (11,975)                           (13,028)
Financial assets                                                       (2)                                 -
Property, plant and equipment                                      (2,396)                            (2,438)
Inventories                                                       (10,389)                           (11,414)
Receivables and other current assets                                  (66)                              (220)
Other accruals                                                        (33)                               (34)
                                              ----------------------------    -------------------------------
Total deferred tax liabilities                                    (24,861)                           (27,134)
                                              ============================    ===============================

Net deferred tax liabilities                                      (15,608)                           (15,822)
                                              ============================    ===============================


   The combined financial statements include certain assets, goodwill and other intangibles, the tax bases of which will remain with Degussa AG upon completion of the sale of Degussa Dental to DENTSPLY. Deferred tax benefits related to this goodwill and other intangibles of 292 and 503 as of September 30, 2001 and December 31, 2000, respectively, have been included in the combined financial statements.

   Subsidiaries of the Company in Brazil and Japan have tax loss carry-forwards of 2.9 million as of September 30, 2001, of which 900 expire through 2006 and 2.0 million may be carried forward indefinitely. The Company believes that sufficient future taxable income will be generated by these subsidiaries to realize the benefits of these tax loss carry-forwards.

   As no distributions in the foreseeable future from foreign subsidiaries are planned, deferred taxes have not been recorded for these undistributed earnings. If such distributions were to occur, it is expected that the related tax effects would be partially offset by tax benefits generated from the distribution. Undistributed earnings as of September 30, 2001 amounted to 6.9 million.

NOTE 11 - BENEFIT PLANS

   The Company maintains a number of separate contributory and non-contributory defined benefit pension plans for a significant portion of its hourly and salaried employees. Pension benefits are generally based upon age, salary and years of service.

   Unrecognized actuarial gains and losses are amortized over the average remaining service lives of employees.

   SFAS No. 87 requires the recognition of a minimum pension liability if a plan's accumulated benefit obligation is greater than the fair value of plan assets. As this is the case for certain foreign plans, 134 and 148 are included in the pension liability as of September 30, 2001 and December 31, 2000, respectively, with corresponding amounts recorded as intangible assets and included in other non-current assets in the accompanying combined balance sheets.

                                                        September 30, 2001                      December 31, 2000
                                               -------------------------------------- --------------------------------------
                                                  German      Foreign      Total         German      Foreign      Total

Reconciliation of Projected Benefit Obligation
Benefit obligation at beginning of period             8,592      11,593       20,185         7,840      10,860       18,700
    Service cost                                        272         733        1,005           342         876        1,218
    Interest cost                                       399         335          734           490         394          884
    Participant contributions                             -          27           27             -          58           58
    Actuarial (gains) losses                             (3)      1,371        1,368           (80)        121           41
    Effects of exchange rate changes                      -        (107)        (107)            -           -            -
    Net transfers to Degussa AG                      (2,329)          -       (2,329)            -           -            -
    Benefits assumed and paid                           (12)       (614)        (626)            -        (716)        (716)

Benefit obligation at end of period                   6,919      13,338       20,257         8,592      11,593        20,185

Reconciliation of Plan Assets
Fair value of plan assets at beginning of period          -       4,639        4,639             -       4,196        4,196
    Actual return on assets                               -         160          160             -         171          171
    Effects of exchange rate changes                      -         (16)         (16)            -           -            -
    Employer contributions                                -         647          647             -         853          853
    Participant contributions                             -          27           27             -          58           58
    Benefits paid                                         -        (580)        (580)            -        (616)        (616)

Fair value of plan assets at end of period                -       4,877        4,877             -       4,662        4,662


Reconciliation of Funded Status
    Actuarial present value of projected
      benefit obligations                             6,919      13,338       20,257         8,592      11,593       20,185
    Plan assets at fair value                             -       4,877        4,877             -       4,662        4,662

    Funded status                                    (6,919)     (8,461)     (15,380)       (8,592)     (6,931)     (15,523)
    Adjustment to recognize minimum liability             -        (134)        (134)            -        (148)        (148)
    Unrecognized net actuarial (gains) losses
      and transition obligation                         (83)      2,137        2,054            13       1,062        1,075

Accrued benefit cost                                 (7,002)     (6,458)     (13,460)       (8,579)     (6,017)     (14,596)

     The amounts recognized in the accompanying combined balance sheet are as follows:

                                                        September 30, 2001                      December 31, 2000
                                              ------------------------------------------------------------------------------

                                                German      Foreign        Total       German       Foreign       Total

Pension obligation                                 7,002        6,458      13,460         8,579         6,017       14,596
Identifiable intangible assets                         -          134         134             -           148          148

Net amount recognized                              7,002        6,324      13,326         8,579         5,869       14,448


     All of the Company's plans had accumulated benefit obligations that exceeded the fair value of plan assets. The aggregate accumulated benefit obligation for these plans was 14.2 million as of September 30, 2001 and 14.6 million as of December 31, 2000.


                                                        September 30, 2001                      December 31, 2000
                                              ------------------------------------------------------------------------------
                                                German      Foreign       Total        German       Foreign       Total

Service cost                                          272          733       1,005           342           876        1,218
Interest cost                                       1,286          335       1,621         1,928           394        2,322
Expected return on plan assets                          -         (160)       (160)            -          (186)        (186)
Net amortization and deferral                           -          279         279           (80)          293          213

Net periodic benefit cost                           1,558        1,187       2,745         2,190         1,377        3,567

     The weighted average assumptions used in accounting for the Company's plans are as follows:


                                                 September 30, 2001                      December 31, 2000
                                              -------------------------              --------------------------
                                                   German      Foreign                    German       Foreign

Discount rate                                        6.3%         3.9%                      6.3%          3.8%
Expected return on plan assets                          -         4.6%                         -          4.4%
Rate of compensation increase                        2.5%         4.7%                      2.6%          4.1%

   As described in Note 1, certain pension obligations related to retirees were not transferred from Degussa AG upon formation of Degussa Dental. Accordingly, those obligations are not included in the benefit obligation noted above. However, as they are clearly identifiable to Degussa Dental, interest costs on the retiree pension obligation of 0.9 million and 1.4 million are included in net periodic pension cost for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

NOTE 12 - LEASES

   The Company is obligated under a capital lease with a related party covering its headquarters in Hanau, Germany that expires in 2018. As of September 30, 2001 the gross amount of capital lease obligations of Sankin Kogyo K.K. was 174. Sankin had no lease obligations as of December 31, 2000. As of September 30, 2001 and December 31, 2000, the gross amount of the building and related accumulated amortization recorded under the capital lease were as follows:

                                       September 30, 2001    December 31, 2000
                                        ------------------- -------------------
Buildings                                       11,758               11,758
Less: Accumulated amortization                   2,540                2,294
                                        -------------------  ------------------
                                                 9,218                9,464
                                        ===================  ==================



   Amortization of assets held under capital leases was 0.2 million and 0.3 million for the nine months ended September 30, 2001 and the year ended December 31, 2000.

   The Company also has several noncancelable operating leases for automobiles and certain office, warehouse, machinery and equipment and manufacturing facilities. These leases generally require the Company to pay all executory costs such as maintenance and insurance.

   Rental expense for the nine months ended September 30, 2001 and the year ended December 31, 2000 was 3.8 million and 4.7 million, respectively.

   Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2001 are:

                                                       Capital            Operating
Year ending September 30                                leases              leases
-----------------------------------------------  -----------------   -----------------
2002                                                        1,006               2,591
2003                                                        1,006               1,946
2004                                                        1,006               1,831
2005                                                        1,006               1,657
2006                                                        1,006               1,524
Later years, through 2018                                  10,615                   -
                                                 -----------------   -----------------

Total minimum lease payments                               15,645               9,549
                                                                     =================
Less: Interest discount                                     6,039
                                                 -----------------
Present value of net minimum
   capital lease payments                                   9,606
Less: Current installments                                    421
                                                 -----------------

Obligations under capital lease,
   excluding current installments                           9,185
                                                 =================

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company believes the carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts
payable,  accrued  liabilities,   income  taxes  payable  and  short-term  debt
approximate fair value due to the short-term nature of these instruments. The Company also believes the carrying amount of long-term debt approximates fair value as the interest rates are either variable or close to current market rates.


NOTE 14 - Related party transactions

   In the normal course of business, Degussa Dental conducts transactions with Degussa AG and entities under the direct control of Degussa AG (together, "Related Parties").

   The Company maintains its cash in a bank controlled by Degussa AG and participates in a cash pool administered by Degussa AG. Degussa Dental companies that are part of the different euro-cash-pools in Germany and the Netherlands deposit their excess cash in overnight cash-pool accounts at a rate of EONIA minus 0.125%.

   In addition, Degussa Dental sells a portion of its products to entities under the direct control of Degussa AG for resale to third parties.
Associated amounts receivable from Related Parties as of the respective balance sheet dates consist of the following:



                               September 30,   December 31,
                                   2001           2000
                               -----------     -----------

Trade receivables                  1,399          6,692
Other receivables                    130          3,510
                               -----------    -----------

     Total                         1,529         10,202
                               ===========    ===========

   Related party interest income of 400 and 1.1 million is recorded in the accompanying combined statements of income for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

   Degussa Dental buys certain raw materials, primarily precious metals, from entities under the direct control of Degussa AG. Associated liabilities due to related parties as of the respective balance sheet dates consist of the following:

                               September 30,   December 31,
                                   2001           2000
                               -----------     -----------

Trade payables                     2,420          3,468
Other payables                         -         14,631
                               -----------    -----------

     Total                         2,420         18,099
                               ===========    ===========

For the nine months ended September 30, 2001 and the year ended
December 31, 2000 related party interest expense of 1.4 million and 3.1 million, respectively, is recorded in the accompanying combined statements of income.

   Sale and purchase activity with Related Parties during the nine months ended September 30, 2001 and the year ended December 31, 2000 was as follows:

                                          2001        2000
                                       ---------   ---------

   Sales                                  12,115     15,303
   Purchases                             136,705    200,512

   Historically,  Degussa AG has  provided  services to and  incurred  costs on behalf of Degussa Dental. The types of services provided include: administrative services, employee benefit administration, insurance, tax services, treasury services, and accounting and reporting. The cost of such services has been allocated based upon service contracts between the relevant parties as well other methods including the use of time estimates, headcount and transaction statistics, working capital ratios and other similar activity-based or financial relationships. Allocated related party expenses of 11.5 million and 17.1 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively, are included in the accompanying combined statements of income.

   While management believes the allocations supporting these expenses is reasonable, such expenses may not be indicative of the costs that would have been incurred if Degussa Dental had performed the related functions or received services as a stand-alone entity. It is not practicable to estimate what these expenses would have been had Degussa Dental operated as an unaffiliated entity.

   The components of net activity with Degussa AG during the nine months ended September 30, 2001 and the year ended December 31, 2000 are as follows:

                                         2001       2000
                                       ---------  ---------


   Creation of short-term  debt upon
     legal formation                         -    (64,360)

   Interest expense related to
     pension obligations not
     transferred upon legal
     formation                              859     1,438

   Common  costs  incurred and paid
     by Degussa AG                            -     2,200

   Distributions to Degussa AG           (2,747)   (7,223)


   Contributions from Degussa AG         10,225         -


   Other                                 (3,257)    1,305
                                       ---------  ---------

                                          5,080   (66,640)
                                       ---------  ---------

NOTE 15 - Supplemental Cash flow information

                                Nine months
                                   ended         Year ended
                               September 30,     December 31,
                                    2001             2000
                               ---------------  --------------


   Interest paid                        2,014          2,577

   Income taxes paid                    3,193          1,947


NOTE 16 - COMMITMENTS, CONTINGENCIES AND SIGNIFICANT RISKS

   Degussa Dental is subject to various lawsuits, claims and proceedings arising in the normal course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position or results of operations or liquidity.

   The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from historical results include, but are not limited to, significant seasonal fluctuations relating especially to summer vacation effects on dental practices and laboratories in Germany, as well as overall economic developments, both domestic and foreign, and in particular relating to Germany, the United States, Japan and Brazil.


NOTE 17 - SUBSEQUENT EVENT

   On October 2, 2001 Degussa AG completed the sale of Degussa Dental to DENTSPLY International, Inc.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The pro forma financial information for the year ended December 31, 2000 and as of, and for the nine months ended September 30, 2001, relating to DENTSPLY has been prepared on the basis that the acquisition of Friadent GmbH ("Friadent"), the Acquisition of AstraZeneca PLC's dental injectible anesthesia business ("AZ") and the Degussa Dental Acquisition had been completed on January 1, 2000 and taking into account a sale/leaseback of precious metals owned by Degussa Dental. There are certain limitations relating to the DENTSPLY Pro Forma Financial Information which are described in more detail in the DENTSPLY Pro Forma Financial Information and which include, in particular, the fact that complete stand-alone historical financial information was not available for the business acquired in the AZ Acquisition since that business had not previously been separately identified as an operating unit by AstraZeneca PLC.

      These pro forma historical unaudited combined balance sheets and statements of income of DENTSPLY are provided for illustrative purposes only and, because of their nature, may not give a true picture of DENTSPLY's financial position or results.

      The pro forma unaudited combined balance sheets and statements of income and other selected financial and statistical information of DENTSPLY do not necessarily reflect the results of operations or financial results of DENTSPLY that would have actually resulted had the acquisitions referred to below been consummated as of the dates indicated and are not intended to project DENTSPLY'S financial condition or results for any future period.

      For the purposes of preparing the pro forma unaudited combined financial statements euro amounts appearing in the combined historical financial statements of Degussa Dental have been translated into U.S.
dollars using an exchange rate of U.S.$1.00 = (euro)0.90 for the statement of income for the nine months ended September 30, 2001, U.S.$1.00 = (euro)0.91 for the balance sheet as of September 30, 2001, and U.S.$1.00 = (euro)0.93 for the statement of income for the year ended December 31, 2000.

      The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the combined historical financial statements of DENTSPLY and Degussa Dental which are included in this Form 8-K/A The unaudited pro forma combined statement of income for the year ended December 31, 2000 also reflects the application of pro forma adjustments to a sale/leaseback of precious metals owned by Degussa Dental and to the historical financial information of two additional DENTSPLY acquisitions completed in 2001: Friadent GmbH ("Friadent"), a major global dental implant manufacturer, and AstraZeneca's dental injectible anesthesia business ("AZ"). The Friadent historical financial information was derived from Friadent's various operating units' audited statutory financial statements prepared in conformity with their respective country's generally accepted accounting principles ("GAAP") and was consolidated by DENTSPLY Management. Complete stand-alone historical financial information was not available for AZ since the business purchased was a carve-out of the AstraZeneca business and was not separately identified as an operating unit. As a result, the AZ historical financial information was derived from data presented in AZ's sale information memorandum and estimates made by Management.

      The unaudited pro forma combined financial statements as at and for the nine months ended September 30, 2001 and for the year ended December 31,
2000 reflect the purchase in October 2001 of Degussa Dental for an expected final purchase price of (euro)576 million or US$530 million using the exchange rate at closing of 0.92 US$/euro, as if it had occurred on January 1, 2000 and September 30, 2001 for pro forma income statement and balance sheet purposes, respectively. In addition, the unaudited pro forma combined income statement for the year ended December 31, 2000 reflects the January 12, 2001 purchase of Friadent for DM 220 million or US$106 million and the March 1, 2001 purchase of AZ for US$96.5 million, as if they occurred on January 1, 2000.
                                       29

      Based on the unaudited pro forma combined financial information presented, the combined companies would have had assets of U.S.$1.8 billion, long-term debt of U.S.$828.2 million and stockholders' equity of U.S.$593.5 at September 30, 2001. The combined companies would have also had sales of U.S.$1.1 billion, net income of U.S.$88.3 million and diluted earnings per share of U.S.$1.68 during the nine months ended September 30, 2001 and sales, net income and diluted earnings per share of U.S.$1.5 billion, U.S.$91.1 million and U.S.$1.74, respectively, for the year ended December 31, 2000.. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial information does not purport to represent the financial position or results of operations for the combined companies at any future date or for any future periods.

      The unaudited pro forma combined financial information, including the notes to the unaudited pro forma combined financial statements, should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the nine months ended September 30, 2001, filed with the Commission separately, and the combined financial statements of Degussa Dental, including the notes to these statements, included in this Form 8-K/A.

      The Friadent, AZ and Degussa Dental acquisitions have been accounted for using the purchase method of accounting. The purchase price of Friadent and AZ, including actual fees and expenses related to the acquisitions, has been allocated to the tangible and identifiable intangible assets and liabilities of Friadent and AZ based upon DENTSPLY's estimate of the fair value of the assets acquired and the liabilities assumed. The remaining purchase price has been allocated to goodwill, which is the excess of cost over the fair value of the net assets acquired, and included in "Costs in excess of fair value of net assets acquired, net" in the unaudited pro forma combined balance sheet. The purchase price for Degussa Dental, including estimated fees and expenses, has been preliminarily allocated to inventory (to record acquired precious metals and other inventories at fair market value), fixed assets, identifiable intangible assets and goodwill, pending the completion of valuations of acquired tangible and intangible assets and liabilities. Goodwill is included in "Cost in excess of businesses acquired, less amortization" in the unaudited pro forma combined balance sheet. The pro forma adjustments directly attributable to the acquisition relate primarily to the allocation of purchase price to the fair value of the net assets acquired and the depreciation and amortization of the fair value adjustments over their estimated useful lives.

      The allocation of purchase price for Degussa Dental may be revised when additional information concerning valuations of various tangible and intangible assets and liabilities becomes available. Accordingly, the final purchase price allocation for Degussa Dental could be different from the amounts reflected in the unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect all restructuring costs, nor any potential cost savings or other synergies that DENTSPLY management expects to realize as a result of the acquisitions. Plans are being currently developed to integrate the operations of the companies, which may involve various costs including employee severance expenses and asset write-offs. Some of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the combination. However, the plans are not yet sufficiently advanced to determine the total amount of those costs which would be accounted for as accrued liabilities on the effective date of the combination. To the extent that these costs are not accounted for as accrued liabilities at the date of the combination, a charge may be recorded, which may be material. The total amount of the charge cannot be quantified at this time, but it is expected to be recognized in the period in which the restructuring occurs.



DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001



                                                                                                              Combined
                                                                                      Degussa                 DENTSPLY
                                                                                      Dental                     and
                                                                      Degussa        Pro Forma                 Degussa
                                                      DENTSPLY         Dental       Adjustments    Note (1)    Dental
                                                                  (in thousands, except per share amounts)

Net sales                                              $ 753,805      $ 310,327             $ -     j)       $ 1,064,132
Cost of products sold                                    357,879        201,147             300     d), j)       559,326

Gross profit                                             395,926        109,180            (300)                 504,806
Selling, general and administrative expenses             266,759         77,184           2,500     e)           346,443
Other operating expense, net                                   -         10,726          (5,621)    g)             7,205
                                                                                          2,100     c)
Restructuring and other costs (income)                     5,500              -               -                    5,500

Operating income                                         123,667         21,270             721                  145,658

Other income and expenses:
  Interest expense                                        12,749          2,920          17,460     f)            30,209
                                                                                         (2,920)    b)
  Interest income                                           (696)        (1,157)          1,157     b)              (696)
  Other expense (income), net                            (22,025)            88               -                  (21,937)

Income before income taxes                               133,639         19,419         (14,976)                 138,082
Provision for income taxes                                45,990          7,560          (3,775)    i)            49,775

Net income                                              $ 87,649       $ 11,859        $ (11,201)               $ 88,307

Earnings per common share:
     Basic                                                $ 1.69                                                  $ 1.71
     Diluted                                                1.67                                                    1.68
Weighted average common shares outstanding:
     Basic                                                51,742                                                  51,742
     Diluted                                              52,570                                                  52,570

                                       31

DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2001

                                                                                                     Combined
                                                                                 Degussa             DENTSPLY
                                                                                  Dental                and
                                                                    Degussa     Pro Forma     Note    Degussa
                                                       DENTSPLY      Dental     Adjustments    (1)    Dental
                                                                           (in thousands)
Assets
    Current Assets:
       Cash and cash equivalents                        $ 11,879      $ 5,963     $ (5,963)    b)     $ 11,879
       Accounts and notes receivable-trade, net          146,568       50,860            -             197,428
       Accounts receivable from affiliated companies           -        1,391            -               1,391
       Inventories, net                                  163,853       93,581       30,000     c)      217,434
                                                                                   (70,000)    c)
       Prepaid expenses and other current assets          41,439        6,913       (3,770)    h)       44,582

       Total Current Assets                              363,739      158,708      (49,733)            472,714

    Property, plant and equipment, net                   195,217       50,637        6,000     d)      251,854
    Identifiable intangible assets, net                  172,081       31,305       50,000     e)      253,386
    Costs in excess of fair value of net
       assets acquired, net                              434,256       89,694      341,350     g)      775,606
                                                               -            -      (89,694)    g)
    Other noncurrent assets                               53,878        7,174       (4,646)    h)       56,406

       Total Assets                                  $ 1,219,171    $ 337,518    $ 253,277         $ 1,809,966

Liabilities and Stockholders' Equity
    Current Liabilities:
       Accounts payable                                 $ 47,515     $ 10,700          $ -            $ 58,215
       Accounts payable due to affiliated companies            -        2,201            -               2,201
       Accrued liabilities                               113,719       20,491            -             134,210
       Income taxes payable                               46,782       26,599      (15,863)    b)       57,518
      Other current liabilities                                -        8,622            -               8,622
       Notes payable and current portion
          of long-term debt                               1,049        21,086      (21,086)    b)        1,049

       Total Current Liabilities                         209,065       89,699      (36,949)            261,815

    Long-term debt                                       343,153        5,354      485,000     f)      828,153
                                                                                    (5,354)    b)
    Deferred income taxes                                 22,817       14,128       12,220     h)       49,165
    Other noncurrent liabilities                          48,355       25,936            -              74,291

       Total Liabilities                                 623,390      135,117      454,917           1,213,424

    Minority interests in consolidated subsidiaries        2,260          761            -               3,021

    Commitments and contingencies

    Stockholders' Equity                                 593,521      201,640      (201,640)           593,521

       Total Liabilities and Stockholders' Equity    $ 1,219,171    $ 337,518     $ 253,277        $ 1,809,966

                                       32


DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                                            Combined
                                                                             Combined                                      DENTSPLY,
                                                        Degussa              DENTSPLY                  Combined AZ           Degussa
                                                        Dental                 and         Combined    and Friadent          Dental,
                                            Degussa    Pro Forma     Note     Degussa        AZ and     Pro Forma    Note     AZ and
                               DENTSPLY      Dental    Adjustments   (1)      Dental        Friadent   Adjustments   (2)    Friadent
                                                 (in thousands, except per share amounts)
Net sales                     $ 889,796    $ 453,880        $--      j)     $1,343,676      $ 111,613       $--           $1,455,289
Cost of products sold           426,202      318,267        400      d)        744,869         54,931        --              799,800
Gross profit                    463,594      135,613       (400)               598,807         56,682        --              655,489
Selling, general and
   administrative expenses      299,734      114,722      3,333      e)        417,789         42,153     1,700     c)       464,768
                                                                                                          3,126     b)
Other operating expense, net         --        5,618    (7,639)      g)            779             --        --                  779
                                     --           --      2,800      c)
Restructuring and other costs
   (income)                        (56)           --         --                   (56)             --        --                 (56)
Operating income                163,916       15,273      1,106                180,295         14,529   (4,826)              189,998
Other income and expenses:
   Interest expense              10,153        4,298     23,280      f)         33,433            629     8,602     d)        42,664
                                                        (4,298)      b)
   Interest income                (862)      (2,519)      2,519      b)           (862)         (384)        --              (1,246)
   Other expense (income), net    2,829          284         --                   3,113         (607)        --                2,506
Income before income taxes      151,796       13,210   (20,395)                 144,611        14,891  (13,428)              146,074
Provision for income taxes       50,780          779     1,209       i)          52,768         6,342   (4,104)     e)        55,006
Net income                    $ 101,016     $ 12,431 $ (21,604)                $ 91,843       $ 8,549 $ (9,324)             $ 91,068
Earnings per common share:
   Basic                         $ 1.95                                          $ 1.77                                       $ 1.76
   Diluted                         1.93                                            1.75                                         1.74
Weighted average common shares
   outstanding:
   Basic                         51,856                                          51,856                                       51,856
   Diluted                       52,373                                          52,373                                       52,373

                                       33

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Acquisition of Degussa Dental
(1) The process of determining the adjustments necessary to record the assets and liabilities of Degussa Dental at fair value and allocating the excess purchase consideration over fair value of net assets acquired is being carried out. The allocation of the total expected consideration of (euro)576 million, or US$530 million based on the exchange rate at the closing date of 0.92 US$/euro, to the assets and liabilities of Degussa Dental will be made on management's best estimates of fair value pending the completion of valuations of acquired tangible and intangible assets and liabilities. In the unaudited pro forma combined financial statements, preliminary fair value adjustments have been recorded related to inventory and identifiable intangible assets for assets acquired from Degussa Dental, pending the completion of valuations. The estimates made in the unaudited pro forma combined balance sheet at September 30, 2001 to record the acquisition of Degussa Dental are described below:

      (in thousands)
      Purchase consideration              $530,000
      Costs and fees of the
      transaction                           25,000
      Total purchase
      consideration                        555,000       (a)
      Less:
      Net book value of Degussa
      Dental's
        net assets, adjusted for           148,286
      assets and
        liabilities not assumed
      and net debt
      Fair value of Degussa
      Dental's                              30,000
        inventory                                        (c)
      Fair value of Degussa
      Dental's fixed                         6,000
        assets                                           (d)
      Fair value of Degussa
      Dental's
        identifiable intangible             50,000       (e)
      assets
      Deferred tax changes
      related to
        purchase adjustments and           (20,636)      (h)
      acquisition
      Goodwill                            $
                                           341,350       (g)

(a) The unaudited pro forma combined financial information does not give effect to all restructuring costs, nor any potential cost savings, revenue enhancements, or other synergies that could result from the acquisition of Degussa Dental. Plans are being currently developed to integrate the operations of the combining companies, which may involve some costs including employee severance expenses and asset write-offs. Some of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the combination. To the extent that these costs are not accounted for as accrued liabilities at the date of the combination, an income statement charge may result, which may be material. The total amount of the charge cannot be quantified at this time, but if made it is expected to be recognized in the period in which the restructuring occurs. Management's plans are not yet sufficiently advanced to determine the total amount of those costs which would be accounted for as accrued liabilities on the effective date of the acquisition. To the extent that these costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to goodwill in the unaudited pro forma combined balance sheet would increase.
                                       34

(b) In certain instances, the historical financial statements for DENTSPLY present captions in a more summarized form than Degussa Dental's presentation. In order to have a consistent presentation, Degussa Dental's captions were categorized in conformity with DENTSPLY's presentation. The historical financial statements for Degussa Dental include an income tax liability of $15.9 million, which was not assumed by DENTSPLY. In addition, the historical financial statements include net third party debt of $20.5 million (net of cash). The purchase price was based on a debt-free transaction. Any debt existing at closing was assumed by DENTSPLY and reduced the purchase consideration. As the income tax liability was not acquired in connection with the acquisition of Degussa Dental and since the net debt effectively was not acquired, they have been eliminated as pro forma adjustments to the unaudited pro forma combined balance sheet at September 30, 2001. The net interest expense related to these balances has also been eliminated as a pro forma adjustment to the unaudited pro forma combined income statement for the nine months ended September 30, 2001 and for the year ended December 31, 2000.

(c) Management believes a portion of the excess of fair value over book value of Degussa Dental's net assets is related to inventory and has estimated the excess of fair value over book value of Degussa Dental's reported inventory as of the closing date, including the fair value inventory "step-up" in the unaudited pro forma combined balance sheet. A significant portion of the acquired inventory are precious metals composed primarily of gold, silver, platinum and palladium sold to dental laboratories for the construction of crown and bridge work. The precious metals inventory has been adjusted from its historical cost of approximately $45 million as of September 30, 2001 to its fair value of approximately $70 million using the London fixing of prices established by the London Bullion Market Association (LBMA) of October 1, 2001. An adjustment of approximately $5 million was made to non-precious metals inventory to estimate the step-up to fair value. No adjustment to cost of sales is reflected in the unaudited pro forma combined statements of income for the nine months ended September 30, 2001 and for the year ended December 31, 2000 with respect to any fair value adjustments to Degussa Dental's inventory as any adjustment is considered to be a non-recurring charge directly related to the transaction. However, DENTSPLY will incur approximately $2.8 million and $2.1 million in operating lease expenses for the periods ended December 31, 2000 and September 30, 2001, respectively, for the leasing of precious metals. These amounts have been included in the pro forma adjustments.

      The Company anticipates selling the precious metals inventory acquired in the Degussa Dental transaction to a third party. As part of the contemplated transaction, DENTSPLY will receive an up-front cash payment of approximately $70 million in exchange for the precious metals inventory. This up-front cash payment is based on the fair value as of October 1, 2001. DENTSPLY will use the proceeds from the sale of the precious metals to repay a portion of its outstanding debt. Fluctuations in the market price of the precious metals may materially increase or decrease the fair value of the inventory on the date of closing and may impact the proceeds received from the third party.

(d) DENTSPLY has estimated the fair value of Degussa Dental's fixed assets and has reflected an estimated fair value "step-up" of the fixed assets in the unaudited pro forma combined balance sheet at September 30, 2001, pending the completion of valuations. Depreciation of $0.3 million and $0.4 million related to these fair value adjustments has been included in the unaudited pro forma combined statements of income for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively, based on a weighted average expected useful life of 15 years.

(e) DENTSPLY has estimated the fair value of Degussa Dental's identifiable intangible assets which include patents, trademarks and licensing agreements and have reflected an estimated fair value "step-up" of the identifiable intangible assets in the unaudited pro forma combined balance sheet at September 30, 2001, pending the completion of valuations. DENTSPLY amortizes its identifiable intangible assets on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. The cost of acquired intangible assets will be reduced proportionally when a portion of the asset is disposed of or the asset becomes impaired. Amortization of $2.5 million and $3.3 million related to these fair value adjustments has been included in the unaudited pro forma combined statements of income for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively, based on a weighted average expected useful life of 15 years.
                                       35

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(f)   Long-term debt has been increased by $485.0 million to reflect the total purchase consideration of the acquisition of Degussa Dental and the costs associated with the acquisition less the anticipated proceeds from the sale of the precious metals inventory. Interest expense of approximately $17.5 million for the nine months ended September 30, 2001 and $23.3 million for the year ended December 31, 2000 has been recorded in the unaudited pro forma combined statements of income as a result of the Degussa Dental acquisition. DENTSPLY funded the acquisition of Degussa Dental primarily through a long-term eurobond debt offering, supplemented by drawings under its revolving credit facility and private placements of notes. Interest on the long-term debt has been calculated at an assumed interest rate of 4.80 per cent., which reflects the weighted average interest rate that DENTSPLY expects to pay on the eurobond debt and its existing credit facilities. An increase of 0.125 per cent. in the interest rate assumption would increase annual expense by approximately $0.6 million.

(g) Since preliminary valuations of the fixed and intangible assets acquired from Degussa Dental are still in process as of the date of the filing of this Form 8-K/A, the entire excess of purchase price over the net assets of Degussa Dental, except for that related to inventory, fixed assets and identifiable intangible assets, has been allocated to goodwill for purposes of the unaudited combined pro forma financial information. The preliminary allocation will change upon completion of the necessary valuations and will change the amortization included in the unaudited pro forma combined statement of income.

      In June 2001, the Financial Accounting Standards Board (FASB) changed the model used to account for purchased business combinations. As a result of this change, goodwill related to acquisitions prior to June 30, 2001 will continue to be amortized until January 1, 2002 when amortization will cease and goodwill will be tested for impairment on a periodic basis. Goodwill related to acquisitions occurring subsequent to June 30, 2001, will not be amortized at all. Therefore, amortization on the goodwill created by the Degussa Dental acquisition has not been recognized in the unaudited pro forma combined statements of income for the nine months ended September 30, 2001 and the year ended December 31, 2000 and the goodwill amortization recognized in Degussa Dental's historical financial statements for these periods have been eliminated as pro forma adjustments.

(h) The Company has provided deferred income taxes of $12.2 million for temporary differences caused by the allocation of the purchase price, and will assume a portion of Degussa Dental's tax basis in its assets and liabilities. In addition, the Company has reflected changes to Degussa Dental's historical deferred tax assets due to changes in facts and circumstances as a result of the acquisition.


(i) Income tax expense reflects the tax effects of pro forma adjustments at the federal weighted average statutory rates for each respective period, excluding amortization of non-tax deductible goodwill. As the transaction, in part, was structured as an asset acquisition the basis in certain deferred tax assets and liabilities were not assumed by DENTSPLY. The unaudited pro forma combined statements of income have been adjusted to exclude changes in deferred tax expense recorded by Degussa Dental for the year ended December 31, 2000 and the nine months ended September 30, 2001.

(j) A significant proportion of Degussa Dental's net sales comprises sales of precious metals. As the value of these sales is dependent on the price of the precious metals which can fluctuate significantly, DENTSPLY intends in future presentations of its financial results to identify separately the precious metals component of its net sales. Net sales excluding precious metals on a pro forma basis would have been approximately U.S.$167 million and U.S.$255 million lower than shown for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively. Degussa Dental used the LIFO method of accounting for its inventories of precious metals. During the nine months ended September 30, 2001, cost of products sold was decreased by approximately U.S.$13.4 million as a result of LIFO inventory liquidation.
                                       36

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Acquisition of the AstraZeneca Injectible Anaesthesia Business ("AZ") and Friadent GmbH (" Friadent")

(2) DENTSPLY has made preliminary adjustments to record the assets and liabilities of AZ and Friadent at fair value and has allocated the excess purchase consideration over fair value of net assets acquired. The total consideration has been allocated to the assets and liabilities of AZ and Friadent based on management's best estimates of fair value.

(a) The related unaudited pro forma combined statement of income does not give effect to any potential cost savings, revenue enhancements, or other synergies that could result from the acquisition of AZ and Friadent. Plans are currently in place to integrate the operations of the combining companies.

(b) A total of $109.8 million of the excess fair value over the book value of Friadent's and AZ's net assets is related to identifiable intangible net assets. The excess fair value attributable to identifiable intangible assets relates to Management's determination of the value of Friadent and AZ's patents, trademarks and licensing agreements.

      The determination of the fair value of Friadent's identifiable intangible assets is based on a risk-adjusted discounted net future cash flow analysis of its current product portfolio which was performed by an independent valuation firm. For AZ, the vast majority of purchase price is related to a permanent, exclusive and royalty-free license agreement for the AZ dental injectible anaesthetic products and tradenames. Accordingly, substantially all of the AZ purchase price was allocated to identifiable intangible assets. The license has an indefinite life; however, it will be amortized over 40 years for pro forma presentation.

      Amortization of $3.1 million related to the fair value adjustments in the unaudited pro forma combined statement of income for the year ended December 31, 2000 has been included.

      DENTSPLY amortizes its identifiable intangible assets on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. The cost of acquired intangible assets will be reduced proportionally when a portion of the asset is disposed of or the asset becomes impaired.

(c) A total of $68.0 million of the excess fair value over book value of Friadent's and AZ's net assets has been allocated to goodwill. This goodwill is amortized over 40 years. Amortization of $1.7 million for the year ended December 31, 2000 is included in the unaudited pro forma combined statements of income.

      In June 2001, the Financial Accounting Standards Board (FASB) changed the model used to account for purchased business combinations. As a result of this change, goodwill related to acquisitions prior to 30th June, 2001 will continue to be amortized until 1st January, 2002 when amortization will cease and goodwill will be tested for impairment on a periodic basis.

(d) Long-term debt has been increased by $205.2 million to reflect the consideration paid in the acquisitions of AZ and Friadent, and the costs associated with these acquisitions. Interest expense of approximately $8.6 million for the year ended December 31, 2000 has been reflected in the unaudited pro forma combined statement of income as a result of the AZ and Friadent acquisitions. DENTSPLY funded the acquisitions of AZ and Friadent through the issuance of private placement debt and the use of its existing credit facilities. Interest on the debt is calculated at an assumed weighted average interest rate of 4.20 per cent., which reflects the interest rate that DENTSPLY expects to pay on the private placement debt and use of its existing credit facilities. This rate does not differ materially from the historic weighted average interest rates during the period presented. The interest rates on these debt facilities are contractually fixed or are effectively fixed through the use of interest rate swaps.

(e) Income tax expense reflects the tax effects of pro forma adjustments at the federal weighted average statutory rates, excluding amortization of non-tax deductible goodwill.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DENTSPLY INTERNATIONAL INC
                                                       (Company)



                                          /s/ William R. Jellison
                                           William R. Jellison
                                           Senior Vice President,
                                           Chief Financial Officer

Date: December 14, 2001

EXHIBIT INDEX



Sequential
Number
Description                                                         Page No.

23.1  Consent of Independent Accountants - PricewaterhouseCoopers
      GmbH.                                                            40

23.2  Consent of Independent Auditors - KPMG Deutsche
      Treuhand-Gesellschaft AG                                         41